Exhibit 23
Consent Of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors
HomeTrust Bancshares, Inc. and Subsidiary
We consent to the incorporation by reference in the registration statements No. 333-182635, 333-186666 and 333-210167 on Forms S-8 of HomeTrust Bancshares, Inc. and Subsidiary (the "Company"), of our reports dated September 13, 2019, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting, which reports appear in the Company's 2019 Annual Report on Form 10-K.
/s/ DIXON HUGHES GOODMAN LLP
Asheville, North Carolina
September 13, 2019